UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2021

SmartStop Self Storage REIT, Inc.

(Exact name of registrant as specified in its charter)

Maryland	000-55617	46-1722812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Terrace Road, Ladera Ranch, California 92694

(Address of principal executive offices, including zip code)

(877) 327-3485

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol(s)	Name of Each Exchange on Which Registered
None	None	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01. Entry into a Material Definitive Agreement.

On March 17, 2021, SmartStop Self Storage REIT, Inc. (the “Company”), through its operating partnership (the “Borrower”), entered into a credit facility with KeyBank, National Association, as administrative agent, KeyBanc Capital Markets, LLC, Wells Fargo Securities, Citibank, N.A., and BMO Capital Markets, as joint book runners and joint lead arrangers, and certain other lenders party thereto (the “Credit Facility”).

The initial aggregate amount of the Credit Facility is $500 million, which consists of a $250 million revolving credit facility (the “Revolver”) and a $250 million term loan (the “Term Loan”). The Borrower has the right to increase the amount available under the Credit Facility by an additional $350 million, for a total aggregate amount of $850 million, subject to certain conditions. The Credit Facility also includes sublimits of (a) up to $25 million for letters of credit and (b) up to $25 million for swingline loans; each of these sublimits are part of, and not in addition to, the amounts available under the Revolver. Borrowings under the Credit Facility may be in either U.S. dollars (each, a “US Borrowing”) or Canadian dollars (each, a “CAD Borrowing”). Upon the closing of the Credit Facility, the Borrower immediately made the following drawdowns: (i) under the Revolver (A) $199 million in US Borrowings and (B) CAD$2.5 million in CAD Borrowings (approximately $2 million equivalent in U.S. dollars), and (ii) under the Term Loan (A) $150 million in US Borrowings and (B) CAD$124.7 million in CAD Borrowings (approximately $100 million equivalent in U.S. dollars), for an aggregate amount of approximately $451 million. The Company used the proceeds primarily to pay off existing indebtedness.

The maturity date of the Revolver is March 17, 2024, subject to a one-year extension option. The maturity date of the Term Loan is March 17, 2026, which cannot be extended. The Credit Facility may be prepaid or terminated at any time without penalty; provided, however, that the Lenders shall be indemnified for certain breakage costs.

Amounts borrowed under the Revolver and Term Loan bear interest based on both the type of borrowing (either ABR Loans or Eurodollar Loans, each as defined in the Credit Facility), as well as the currency of the borrowing. ABR Loans bear interest at the lesser of (x) the alternate base rate plus the applicable rate, or (y) the maximum rate. Eurodollar Loans bear interest at the lesser of (a) the adjusted LIBO rate or CDOR rate (depending on whether the loan is a US Borrowing or a CAD Borrowing, respectively) for the interest period in effect plus the applicable rate, or (b) the maximum rate. The corresponding applicable rate varies depending on the type of borrowing and the consolidated leverage ratio of the Company. Initial advances under the Term Loan bear interest at 195 basis points over 30-day LIBOR or 30-day CDOR, while initial advances under the Revolver bear interest at 200 basis points over 30-day LIBOR or 30-day CDOR. The Credit Facility is also subject to an annual unused fee based upon the average amount of the unused portion of the Revolver, which varies from 15 bps to 25 bps, depending on the size of the unused amount, as well as whether a Security Interest Termination Event (defined below) has occurred.

The Credit Facility is fully recourse, jointly and severally, to the Company, the Borrower, and certain of its subsidiaries (the “Subsidiary Guarantors”). In connection with this, each of the Company, the Borrower and the Subsidiary Guarantors executed guarantees in favor of the Lenders. The Credit Facility is also cross-defaulted to (i) any recourse debt of the Company, Borrower or Subsidiary Guarantors and (ii) any non-recourse debt of the Company, Borrower or Subsidiary Guarantors of at least $75 million.

The Credit Facility is initially secured by a pledge of equity interests in the Subsidiary Guarantors. However, upon the achievement of certain security interest termination conditions, the pledges shall be released and the Credit Facility shall become unsecured (the “Security Interest Termination Event”). The Security Interest Termination Event occurs at the Borrower’s election, once the Borrower satisfies the following security interest termination conditions: (i) a fixed charge coverage ratio of no less than 1.50:1.00; (ii) an unsecured interest coverage ratio of not less than 2.00:1.00; (iii) a consolidated capitalization rate leverage ratio of not greater than 60%; and (iv) a secured debt ratio of no greater than 40%. Following the occurrence of the Security Interest Termination Event, certain terms and conditions of the Credit Facility are modified, including, but not limited to: (i) in certain circumstances, a reduction in the applicable interest rate under the Credit Facility, (ii) the modification or addition of certain financial covenants, (iii) the addition of a floor of at least $25 million for any cross-defaulted recourse debt of the Company, Borrower or any Subsidiary Guarantor, and (iv) in certain circumstances, a reduction in the annual unused fee for the Revolver.

The Credit Facility contains certain customary representations and warranties, affirmative, negative and financial covenants, borrowing conditions, and events of default. In particular, the financial covenants imposed on the Company include: a maximum leverage ratio, a minimum fixed charge coverage ratio, a minimum tangible net worth, certain limits on both secured debt and secured recourse debt, certain payout ratios of dividends paid to core funds from operations, limits on unhedged variable rate debt, and minimum liquidity. If an event of default occurs and continues, the Borrower is subject to certain actions by the administrative agent, including, without limitation, the acceleration of repayment of all amounts outstanding under the Credit Facility.

The information set forth above in this Item 1.01 does not purport to be complete and is qualified in its entirety by the full text of the documents attached to this Current Report on Form 8-K as Exhibit 10.1, which are incorporated into this Item 1.01 by reference.

Item 2.01. Completion of Acquisition or Disposition of Assets.

Reference is made to the Agreement and Plan of Merger (the “Merger Agreement”) by and among the Company, Strategic Storage Trust IV, Inc., a Maryland corporation (“SST IV”), and SST IV Merger Sub, LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Company (“Merger Sub”).

Pursuant to the terms and conditions set forth in the Merger Agreement, on March 17, 2021, the Company acquired SST IV by way of a merger of SST IV with and into Merger Sub, with Merger Sub being the surviving entity (the “Merger”).

At the effective time of the Merger (the “Merger Effective Time”), each share of SST IV common stock, par value $0.001 per share (the “SST IV Common Stock”), outstanding immediately prior to the Merger Effective Time (other than shares owned by SST IV and its subsidiaries or the Company and its subsidiaries) was automatically converted into the right to receive 2.1875 shares of the Company’s Class A Common Stock, $0.001 par value per share (the “Merger Consideration”), which represents a total transaction value of approximately $380 million (which includes outstanding debt of SST IV assumed or repaid but excludes transaction costs). Immediately prior to the Merger Effective Time, all shares of SST IV Common Stock that were subject to vesting and other restrictions also became fully vested and converted into the right to receive the Merger Consideration.

As a result of the Merger, the Company acquired all of the real estate owned by SST IV, consisting of 24 wholly-owned self storage facilities located across 9 states and 6 self storage real estate joint ventures located in the Greater Toronto Area of Ontario, Canada. The real estate joint ventures consist of three operating properties and three properties in various stages of development. A summary of SST IV’s wholly-owned real estate portfolio is as follows (as of December 31, 2020):

State	No. of Properties	Units(1)	Sq. Ft. (net)(2)	% of Total Rentable Sq. Ft.	Physical Occupancy %(3)	Rental Income %(4)
Arizona	1	720	79,000	3.9%	88.8%	3.0%
California	2	1,620	154,000	7.5%	78.5%	6.7%
Florida	5	3,830	519,100	25.4%	87.7%	24.9%
North Carolina	2	1,910	176,500	8.6%	85.8%	7.9%
New Jersey	1	1,900	158,000	7.7%	90.5%	11.0%
Nevada	2	1,220	131,500	6.4%	91.9%	8.0%
Texas	8	4,610	605,900	29.7%	92.3%	25.3%
Virginia	1	830	71,000	3.5%	94.9%	5.2%
Washington	2	1,180	146,000	7.3%	89.2%	8.0%
Total	24	17,820	2,041,000	100%	89.1%	100%

(1)	Includes all rentable units, consisting of storage units and parking (approximately 690 units).
(2)	Includes all rentable square feet, consisting of storage units and parking (approximately 250,000 square feet).
(3)	Represents the occupied square feet of all facilities SST IV owned in a state divided by total rentable square feet of all the facilities SST IV owned in such state as of December 31, 2020.
(4)

Represents rental income (excludes administrative fees, late fees, and other ancillary income) for all facilities SST IV owned in a state divided by SST IV’s total rental income for the month ended December 31, 2020.

Additionally, the Company obtained the rights to acquire a property that will be developed into a self storage facility in San Gabriel, California.

The Company also indirectly assumed three outstanding loans in connection with the Merger. The first loan is a mortgage loan with TCF National Bank, as lender, and certain property owning subsidiaries, as borrowers, entered into on March 30, 2020, as amended, in the amount of approximately $40.7 million (the “TCF Loan”). The second loan is a CMBS loan with KeyBank National Association, as the initial lender, and certain property owning subsidiaries, as borrowers, entered into on January 31, 2020 in the amount of approximately $40.5 million (the “T4 CMBS Loan”). The third loan is an arrangement that SST IV previously entered into on July 9, 2020, as amended, with SmartCentres Storage Finance LP, as lender, in the amount of up to approximately $68 million CAD (the “SmartCentres Loan”). The borrowers under the SmartCentres Loan are the joint venture entities in which the Company now holds a 50% limited partnership interest with subsidiaries of SmartCentres (the “JV Partnerships”). In connection with the foregoing assumptions, the Company became a non-recourse carve-out guarantor under the TCF Loan and the T4 CMBS Loan. In addition, the Company also became a recourse guarantor for (i) 25% of the TCF Loan, with such percentage decreasing in certain situations and (ii) 50% of the SmartCentres Loan.

The description of the Merger and the Merger Agreement contained in this Item 2.01 is a summary and is subject to and qualified in its entirety by reference to the Merger Agreement, which was filed as Exhibit 2.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on November 12, 2020, and is incorporated by reference herein.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information included in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 2.03 by reference.

Item 7.01. Regulation FD Disclosure.

On March 17, 2021, the Company issued (i) a press release announcing the closing of the merger with SST IV, and (ii) a press release announcing the closing of the Credit Facility. Copies of these press releases are attached as Exhibits 99.1 and 99.2 to this Current Report on Form 8-K and are incorporated herein solely for purposes of this Item 7.01 disclosure.

Pursuant to the rules and regulations of the SEC, the information in this Item 7.01 disclosure, including Exhibit 99.1, and information set forth therein, is deemed to have been furnished and shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section. Such information shall not be incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

Item 9.01. Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

The financial statements required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(b)	Pro forma financial information.

The pro forma financial information required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K is required to be filed.

(d)	Exhibits.

10.1	Credit Agreement, dated March 17, 2021

99.1	Press Release for Closing of Merger, dated March 17, 2021

99.2	Press Release for Closing of Credit Facility, dated March 17, 2021

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTSTOP SELF STORAGE REIT, INC.

Date: March 17, 2021	By:	/s/ James R. Barry
James R. Barry
Chief Financial Officer and Treasurer